UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2009

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On September 8, 2009, XenoPort, Inc. announced preliminary results from a Phase 2 clinical trial that evaluated the safety and tolerability of arbaclofen placarbil (“AP”), also known as XP19986, when administered without titration to patients with acute back spasms. All doses of AP were safe and generally well tolerated.

This randomized, double-blind, placebo-controlled, Phase 2 clinical trial in patients with acute moderate to severe muscle spasms in the lumbar region was conducted at 17 sites in the United States. Subjects were randomized into one of four treatment arms (placebo, 20 mg BID, 30 mg BID or 40 mg BID administered without titration; 1:1:1:1 ratio) and were treated for ten days, followed by a dose-dependent taper schedule of up to four days. Evaluations of safety, tolerability and efficacy were conducted in those subjects (n=151) who received at least one dose of study medication.

The primary objective of this study was to evaluate the safety and tolerability of AP administered without titration to patients with acute back spasms. AP was safe and generally well tolerated at all dose levels. There were no drug-related serious adverse events. Six subjects in the AP dose groups withdrew from the study due to adverse events (one in each of the 20 mg and 30 mg BID groups and four in the 40 mg BID group). The most common adverse events (reported more frequently in any AP group than in the placebo group) were somnolence, dizziness and nausea. The highest incidence of any adverse event was 19% for somnolence in the 40 mg BID group compared to 12% for the placebo group. Adverse event rates for the 20 mg BID and 30 mg BID groups were comparable to the placebo group, with the exception of dizziness for the 30 mg BID group (14% versus 5% for placebo). All adverse events were rated as mild to moderate in intensity.

Several secondary efficacy measures were assessed, including pain severity score. Efficacy measures in subjects in all treatment groups were highly variable, and no differences between AP doses and placebo on these secondary efficacy measures were observed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: September 9, 2009	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer